1                                                                   Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         ---------
                                                             James N. Fernandez
                                                             (212) 230-5315
                                                             Mark L. Aaron
                                                             (212)230-5301

                  TIFFANY'S HOLIDAY SEASON SALES INCREASE 17%;
                  --------------------------------------------
                     COMPANY RAISES ANNUAL EARNINGS OUTLOOK
                     --------------------------------------

New York, N.Y., January 12, 2010 - Worldwide sales at Tiffany & Co. (NYSE: TIF) increased 17% in the two months ended December 31, 2009 ("holiday period") due to growth in all three geographic segments. Management now believes that net sales and earnings for the fiscal year ending January 31st will exceed its previous expectations.

Net worldwide sales rose 17% to $799.1 million in the holiday period. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales and comparable store sales increased 13% and 8% (see attached "Non-GAAP Measures" schedule). Results are based on unaudited sales.

Michael J. Kowalski, chairman and chief executive officer, said, "We are extremely pleased by these holiday sales results. Today more than ever, there is an appreciation of those brands that represent genuine, lasting value built upon a recognizable legacy of great design, superior craftsmanship and quality materials. This greatly benefits Tiffany."

Net sales by segment were as follows:

     o In the Americas, sales increased 15% to $443.9 million. Comparable U.S. store sales increased 12% (16% in November and 10% in December). Holiday results included a 20% increase in the New York flagship store and 10% comparable store sales growth for U.S. branch stores. Sales in New York and U.S. branch stores benefited from an increase in the number of transactions, coming from increased sales to both local customers and foreign visitors. Combined Internet and catalog sales in the U.S. increased 17%. The Company's stores in Canada and Latin America also contributed to the increase.








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


     o Sales in the Asia-Pacific region increased 11% to $240.8 million. On a constant-exchange-rate basis, net sales rose 4%; comparable store sales rose 1% including a 12% decline in Japan and a 26% increase across the rest of the region.

     o Sales in Europe increased 30% to $103.0 million. On a constant-exchange-rate basis, net sales increased 19% and comparable store sales rose 16%, resulting from double-digit growth in the U.K. and most other countries.

     o The Company operated 220 TIFFANY & CO. stores and boutiques at December 31, 2009 (91 in the Americas, 102 in Asia-Pacific and 27 in Europe), versus 206 locations a year ago (86 in the Americas, 96 in Asia-Pacific and 24 in Europe).

     o Other sales increased to $11.5 million from $3.4 million last year, reflecting increased wholesale sales of rough diamonds that do not meet the Company's requirements.

Mr. Kowalski added, "We experienced growth across a wide range of jewelry categories and price points. Overall, these better-than-expected sales results are, in turn, leading us to again increase our sales and earnings outlooks for the year ending January 31st. We now believe that Tiffany is on track to achieve net sales of approximately $2.7 billion for the full year and can achieve net earnings from continuing operations of $2.07 - $2.12 per diluted share, compared with our previously published outlook of $1.88 - $1.98 per diluted share. The current and previous outlooks are and were inclusive of one-time items. We approach the new fiscal year focused on Tiffany's ability to expand its profitability and global presence, and expect to provide our financial and store expansion plans for 2010 when we report fiscal 2009 results. Long-term, we continue to believe that Tiffany has an excellent opportunity to increase its share of the U.S. and global jewelry market."

Next Scheduled Announcement
---------------------------
The Company expects to report its fourth quarter and full year results on Monday, March 22, 2010 with a conference call at 8:30 a.m. (Eastern Time) that day. For notifications of news releases, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates








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

TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2008 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #


















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


 4
                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

Net Sales
---------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars
("constant-exchange-rate       basis").       Management      believes      this
constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:



                                                             Two Months Ended
                                                             December 31, 2009
                                    --------------------------------------------------------------------
                                                                                          Constant-
                                             GAAP                Translation            Exchange-Rate
                                           Reported                Effect                   Basis
                                    --------------------------------------------------------------------
Net Sales:
----------
Worldwide                                      17 %                    4 %                  13 %

Americas                                       15 %                    1 %                  14 %
  U.S.                                         13 %                    -                    13 %

Asia-Pacific                                   11 %                    7 %                   4 %
  Japan                                        (8)%                    3 %                 (11)%
  Other Asia-Pacific                           54 %                   14 %                  40 %

Europe                                         30 %                   11 %                  19 %


Comparable Store Sales:
-----------------------
Worldwide                                      12 %                    4 %                   8 %

Americas                                       12 %                    1 %                  11 %
  U.S.                                         12 %                    -                    12 %

Asia-Pacific                                    8 %                    7 %                   1 %
  Japan                                        (9)%                    3 %                 (12)%
  Other Asia-Pacific                           39 %                   13 %                  26 %

Europe                                         27 %                   11 %                  16 %









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